EXHIBIT 10.C
Second Amendment to
Amended and Restated Employment Agreement
For Code Section 409A
     This Second Amendment to the Amended and Restated Employment Agreement (this “Second Amendment”) by and between Viad Corp, a Delaware corporation (the “Company”), and Robert H. Bohannon (the “Executive”) amends the Amended and Restated Employment Agreement, effective as of April 1, 2006 (“Employment Agreement”) and,
     WHEREAS, the parties hereto wish to amend the Employment Agreement for purposes of compliance with the requirements of Internal Revenue Code Section 409A (“Section 409A”);
     NOW, THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree, effective as of April 1, 2006, as follows:
1.	The first sentence of Section 5(a) of the Employment Agreement shall be amended by deleting the phrase “within 90 days after the Date of Death or Disability Termination” and replacing it with “no later than 75 days after the Date of Death or Disability Termination (“Disability” shall be defined as provided in Section 409A.)”

2.	The first sentence of Section 5(b) of the Employment Agreement shall be amended by deleting the phrase “provide the Executive with outplacement services, the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion” and replacing it with “provide the Executive with reasonable outplacement services for a period of no more than two years or until Executive’s placement with a new employer, whichever is earlier.”

3.	A new section 5(e) shall be added as follows: “Compliance with Internal Revenue Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, any payment pursuant to this Agreement, including but not limited to, medical benefits, in-kind benefits (office space and equipment, administrative assistant, and leased automobile) and/or severance pay in connection with a separation from service will be administered in accordance with all applicable exemptions from the deferred compensation requirements of Section 409A and, therefore, shall not be delayed pursuant to the six-month delay rule of Section 409A. To the extent that any payment herein does not qualify for any such exemption from Section 409A, such payment shall meet the requirements of Section 409A by satisfying the following conditions:
(i)	such payment must be provided pursuant to an objectively determinable and non-discretionary definition;

(ii)	such payment must be provided during an objectively specified period;

(iii)	the amount of payment in any one taxable year may not affect the amount of payment in another taxable year;

(iv)	any reimbursement of expenses or payment shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred;

(v)	any right to reimbursement or in-kind benefit is not subject to liquidation for cash or exchange for another benefit;

(vi)	consistent with the foregoing, medical benefits shall be provided pursuant to the terms of the Viad Corp Limited Executive Medical Plan for the lifetime of the Executive and spouse (and dependent children until age 19 or age 25 if documented full-time students), in-kind benefits of office space and equipment, administrative assistant and leased automobile shall be for no longer than a period of 5 years from the date of separation and shall be comparable to such similar in-kind benefits provided to the previous Chairman of the Board; and

(vii)	if it is determined that Executive is a Key Employee any payment of deferred compensation due to a separation from service within the meaning of Section 409A shall commence no earlier than 6 months following separation from service and, beginning the seventh month following separation from service, the Executive shall be paid the aggregate amount in a single sum without interest. “Key Employee” means an employee who, on December 31st of any preceding year meets the requirements of Internal Revenue Code Section 416 (as applied under Code Section 409A) and is considered a “Key Employee” for the applicable 12 month period from April 1st to March 31st of the following year. “

     Except as expressly modified by this Second Amendment, the Employment Agreement shall be and remain in full force and effect in accordance with its terms and shall constitute the legal, valid and binding obligations of the parties. This Second Amendment, the First Amendment and the Employment Agreement are the complete agreement of the parties and supersede all other prior agreements and oral and written representations concerning its subject matter.
     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first above written.

/s/ Robert H. Bohannon
Robert H. Bohannon

VIAD CORP
By	/s/ Scott E. Sayre
Scott E. Sayre
Vice President & General Counsel

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